INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS
Strong business performance drove record revenue and EPS in 2024. Increased quarterly dividend by 33%
WILMINGTON, DE. - February 6, 2025 - InterDigital, Inc. (Nasdaq: IDCC), a mobile, video, and AI technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2024.
"Our business momentum accelerated through the fourth quarter with revenue up 140% year-over-year to $253 million. 2024 was another outstanding year for the company with record revenue of $869 million, a 58% year-over-year increase, thanks to increased momentum across all of our licensing programs and new agreements with some of the world’s largest device makers," commented InterDigital CEO and President Liren Chen. "It is clear that our innovation plays a central role in enabling a growing range of devices and services. Earlier this week we filed enforcement actions against The Walt Disney Company, including Disney+, Hulu and ESPN+, over their ongoing and unlicensed use of our innovation. We believe that our technology is crucial to the viability and continued growth of the Disney services, and that we should be fairly compensated for the value of our foundational research over the past several decades, which allows us to continue to invest in the next generation of technology."
Fourth Quarter and Full Year 2024 Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	2024	2023	Change	2024	2023	Change
GAAP Results:
Revenues (a)	$252.8	$105.5	140%	$868.5	$549.6	58%
Operating Expenses	$90.3	$80.2	13%	$429.0	$328.0	31%
Net income [1]	$133.1	$39.1	241%	$358.6	$214.1	68%
Net income [1] margin	53%	37%	16 ppt	41%	39%	2 ppt
Diluted EPS [1]	$4.09	$1.41	190%	$12.07	$7.62	58%

Non-GAAP Results:
Adjusted EBITDA [2]	$198.1	$53.3	272%	$551.0	$345.2	60%
Adjusted EBITDA margin [2]	78%	51%	27 ppt	63%	63%	—
Non-GAAP Net income [3]	$150.6	$37.5	302%	$408.9	$254.4	61%
Non-GAAP EPS [3]	$5.15	$1.41	265%	$14.97	$9.23	62%

Additional Information:
Revenue by program:
Smartphone	$230.6	$88.1	162%	$597.5	$467.3	28%
CE, IoT/Auto	$21.8	$17.0	28%	$268.7	$80.9	232%
Other	$0.4	$0.3	20%	$2.3	$1.4	63%
(a) Increase is primarily due to catch-up revenues from new agreements signed in 2024, including the Samsung TV and OPPO agreements, as well as revenue recognized on the Lenovo cellular license resulting from the UK proceedings and arbitration agreement.

Return of Capital to Shareholders

(in millions, except per share data)	Share Repurchases		Dividends Declared		Total Return of Capital
	Shares	Value	Per Share	Value
Fourth quarter 2024	—	$—	$0.45	$11.6	$11.6
Fiscal year 2024	0.6	$66.7	$1.70	$43.1	$109.8
The company announced that its Board of Directors has approved an increase in the company’s quarterly cash dividend from $0.45 to $0.60 per share. The increase in the regular quarterly dividend will take effect beginning with the dividend paid in second quarter 2025.
Convertibility of 2027 Notes
Pursuant to the terms of the Indenture governing InterDigital’s 3.50% Senior Convertible Notes due 2027 (the “Notes”), the Notes are convertible during its calendar quarter ending March 31, 2025. The current conversion rate of the Notes is 12.9041 shares of InterDigital’s Common Stock per $1,000 principal amount of the Notes.
Upon the conversion of any Notes, InterDigital will pay cash up to the aggregate principal amount of the Notes to be converted, and will pay cash, shares of its Common Stock or a combination of cash and shares of its Common Stock for any conversion obligation in excess of the aggregate principal amount being converted, if any, at InterDigital’s election, as set forth in the Indenture governing the Notes.
At the time InterDigital issued the Notes, InterDigital entered into call spread transactions that together were designed to have the economic effect of reducing the net number of shares that will be issued in the event of conversion of the Notes by, in effect, increasing the conversion price of the Notes from InterDigital’s economic standpoint from $77.49 to $106.22. Refer to Footnote 10 of the Financial Statements from InterDigital’s Form 10-K for the year ended December 31, 2024 for more information.
Near-Term Outlook
The table below presents guidance of the company's current outlook for first quarter and full year 2025. The outlook for first quarter 2025 covers existing licenses and does not include any new agreements or arbitration results we may sign or receive over the balance of the first quarter. The outlook for full year 2025 includes both existing licenses and the expected contributions from both new agreements and arbitration results over the balance of the year.

(in millions, except per share data)	Q1 2025	Full Year 2025
Revenue	$112 - $116	$660 - $760
Adjusted EBITDA [2]	$53 - $60	$400 - $495
Diluted EPS [1]	$0.58 - $0.79	$6.79 - $9.67
Non-GAAP EPS [3]	$1.19 - $1.42	$9.69 - $12.92
Conference Call Information
InterDigital will host a conference call on Thursday, February 6, 2025 at 10:00 a.m. ET to discuss its fourth quarter and full year 2024 financial performance and other company matters.
For a live webcast of the conference call, visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the webcast option.
For telephone access to the conference call, visit www.interdigital.com and click on the “Dial In Registration” link on the Investors page. Registration is necessary to obtain a dial in phone number and PIN to join.
A replay of the conference call will be available on InterDigital’s website under Events in the Investors section. The replay will be available for one year.

About InterDigital®
InterDigital is a global research and development company focused primarily on wireless, video, artificial intelligence (“AI”), and related technologies. We design and develop foundational technologies that enable connected, immersive experiences in a broad range of communications and entertainment products and services. We license our innovations worldwide to companies providing such products and services, including makers of wireless communications devices, consumer electronics, IoT devices, cars and other motor vehicles, and providers of cloud-based services such as video streaming. As a leader in wireless technology, our engineers have designed and developed a wide range of innovations that are used in wireless products and networks, from the earliest digital cellular systems to 5G and today’s most advanced Wi-Fi technologies. We are also a leader in video processing and video encoding/decoding technology, with a significant AI research effort that intersects with both wireless and video technologies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
For additional financial measures, refer to our Annual Report on Form 10-K for the year ended December 31, 2024 and the financial metrics tracker, which are available on the Investor Relations section of our website.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements on acceptable terms or at all; (ii) our ability to expand our revenue opportunities by entering into licensing arrangements with video streaming and other cloud-based service providers; (iii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, and changes in the schedules or costs associated therewith; (iv) our ability to identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies; (vi) the failure of the markets for our current or new technologies to materialize to the extent or at the rate that we expect; (vii) our continued ability to develop new technologies and secure new patents, including the risk of unexpected delays or difficulties related to the development of our technologies; (viii) our continued leadership within standards and industry groups and our ability to ensure our inventions become standardized; (ix) risks associated with our capital allocation strategies, including risks associated with our planned dividend payments and share repurchases; (x) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act and other U.S. and non-U.S. tax laws; (xi) the timing and impact of potential regulatory, administrative and legislative matters; (xii) U.S./China trade and/or national security tensions; (xiii) changes or inaccuracies in market projections; (xiv) our ability to retain and hire key personnel; (xv) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (xvi) the potential effects that macroeconomic uncertainty could have on our financial position, results of operations and cash flows; (xvii) operational risks, including cybersecurity events, external hazards, human failures or other difficulties with our information technology systems that could disrupt our business or result in the loss of critical and confidential information and/or increased costs; (xviii) impacts from acts of terrorism, war or political or civil unrest, or any responses thereto, in the United States or elsewhere; (xix) changes in our business strategy; and (xx) risks related to any new accounting standards or our assumptions and application of relevant accounting standards, including with respect to revenue recognition. We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1 Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated. Net income margin is net income attributable to InterDigital, Inc. over total revenues.
2 Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. Adjusted EBITDA margin is Adjusted EBITDA over total revenues. These non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.
3 Non-GAAP net income, Non-GAAP EPS, and Non-GAAP weighted-average diluted shares are supplemental non-GAAP financial measures that InterDigital believes provides investors with important insight into the company's ongoing business performance. InterDigital defines Non-GAAP net income as net income attributable to InterDigital, Inc. plus share-based compensation, acquisition related amortization, depreciation and amortization, restructuring costs, impairment charges and one-time adjustments, losses on extinguishments of long-term debt, the related income tax effect of the preceding items, and adjustments to income taxes. Non-GAAP EPS is defined as Non-GAAP net income divided by Non-GAAP weighted average diluted shares, which adjusts the weighted average number of common shares outstanding for the dilutive effect of the company's convertible notes, offset by our hedging arrangements. InterDigital’s computation of these non-GAAP financial measures might not be comparable to similarly named measures reported by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each of these metrics to its most directly comparable GAAP financial measure is provided below.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues	$252,802	$105,518	$868,516	$549,588
Operating expenses:
Research and portfolio development	49,052	45,725	196,903	195,285
Licensing	20,027	19,863	169,239	79,397
General and administrative	21,197	14,605	62,862	53,291
Total operating expenses	90,276	80,193	429,004	327,973

Income from operations	162,526	25,325	439,512	221,615

Interest expense	(11,335)	(7,906)	(45,421)	(44,817)
Other income, net	1,842	15,509	35,325	57,812
Income before income taxes	153,033	32,928	429,416	234,610
Income tax (provision) benefit	(19,925)	6,158	(70,802)	(23,557)
Net income	$133,108	$39,086	$358,614	$211,053
Net loss attributable to noncontrolling interest	—	—	—	(3,016)
Net income attributable to InterDigital, Inc.	$133,108	$39,086	$358,614	$214,069
Net income per common share — Basic	$5.23	$1.52	$14.16	$7.97
Weighted average number of common shares outstanding — Basic	25,438	25,676	25,325	26,860
Net income per common share — Diluted	$4.09	$1.41	$12.07	$7.62
Weighted average number of common shares outstanding — Diluted	32,561	27,640	29,711	28,102

Cash dividends declared per common share	$0.45	$0.40	$1.70	$1.50

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$133,108	$39,086	$358,614	$211,053
Non-cash adjustments	(4,150)	(63,835)	82,283	3,876
Working capital changes	63,076	1,164	(169,369)	(1,196)
Net cash provided by (used in) operating activities	192,034	(23,585)	271,528	213,733
Cash flows from investing activities:
Net (purchases) sales of short-term investments	(16,548)	5,039	156,660	(38,667)
Capitalized patent costs and purchases of patents and property and equipment	(27,553)	(13,467)	(62,987)	(44,626)
Long-term investments	14,202	(2,444)	15,778	(1,877)
Net cash (used in) provided by investing activities	(29,899)	(10,872)	109,451	(85,170)
Cash flows from financing activities:
Payments on long-term debt and warrants	(2,391)	—	(141,460)	(100)
Repurchase of common stock	—	(36,976)	(66,726)	(339,704)
Dividends paid	(11,374)	(10,348)	(41,799)	(39,454)
Other	(7,603)	(970)	(22,408)	(9,505)
Net cash used in financing activities	(21,368)	(48,294)	(272,393)	(388,763)
Net increase (decrease) in cash, cash equivalents and restricted cash	140,767	(82,751)	108,586	(260,200)
Cash, cash equivalents and restricted cash, beginning of period	410,780	525,712	442,961	703,161
Cash, cash equivalents and restricted cash, end of period	$551,547	$442,961	$551,547	$442,961

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and short-term investments	$958,208	$1,006,356
Accounts receivable	188,302	117,292
Prepaid and other current assets	84,312	43,976
Property & equipment and patents, net	327,174	324,567
Other long-term assets, net	277,533	278,623
Total assets	$1,835,529	$1,770,814
Liabilities and Shareholders' equity
Current portion of long-term debt	$456,329	$578,752
Current deferred revenue	178,009	153,597
Other current liabilities	91,472	148,779
Long-term deferred revenue	182,119	223,866
Long-term debt & other long-term liabilities	70,385	84,271
Total liabilities	978,314	1,189,265
Total shareholders' equity	857,215	581,549
Total liabilities and shareholders' equity	$1,835,529	$1,770,814

RECONCILIATION OF NON-GAAP MEASURES

The following tables present InterDigital's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the fourth quarter and full year periods ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands)		(in thousands)
	2024	2023	2024	2023
Net income attributable to InterDigital, Inc.	$133,108	$39,086	$358,614	$214,069
Net loss attributable to non-controlling interest	—	—	—	(3,016)
Income tax provision	19,925	(6,158)	70,802	23,557
Other income, net & interest expense	9,493	(7,603)	10,096	(12,995)
Depreciation and amortization	17,748	19,094	69,913	77,792
Share-based compensation	17,844	8,876	45,966	35,741
Other items(a)	—	—	(4,361)	10,037
Adjusted EBITDA [2]	$198,118	$53,295	$551,030	$345,185

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands, except for per share data)		(in thousands, except for per share data)
	2024	2023	2024	2023
Net income attributable to InterDigital, Inc.	$133,108	$39,086	$358,614	$214,069
Share-based compensation	17,844	8,876	45,966	35,741
Acquisition related amortization	8,345	10,145	33,372	40,937
Other operating items (a)	—	—	(4,361)	10,037
Other non-operating items (b)	(201)	(4,745)	(1,989)	(14,115)
Related income tax and noncontrolling interest effect of above items	(5,457)	(2,998)	(15,327)	(16,496)
Adjustments to income taxes	(3,067)	(12,892)	(7,337)	(15,776)
Non-GAAP net income [3]	$150,572	$37,472	$408,938	$254,397

Weighted average dilutive shares - GAAP	32,561	27,640	29,711	28,102
Less: Dilutive impact of the Convertible Notes	3,321	1,154	2,393	538
Weighted average dilutive shares - Non-GAAP [3]	29,240	26,486	27,318	27,564

Diluted EPS [1]	$4.09	$1.41	$12.07	$7.62
Non-GAAP EPS [3]	$5.15	$1.41	$14.97	$9.23
(a) Other items in the above tables include one-time contra-expenses of $4.4 million related to litigation fee reimbursements during the twelve months ended December 31, 2024. The twelve months ended December 31, 2023 includes $7.5 million of one-time charges for net litigation fee reimbursements and a $2.5 million one-time impairment on our patents held for sale.
(b) Other non-operating items includes net (gains) or losses from observable price changes of our long-term strategic investments. Other non-operating items for the three and twelve months ended December 31, 2023 also includes a $4.0 million gain related to a revaluation of our long-term debt recognized in conjunction with our acquisition of the patent licensing business of Technicolor SA and a $0.3 million loss on the deconsolidation of Convida.

The following tables present a reconciliation between GAAP and non-GAAP versions of the estimated financial measures for the first quarter of fiscal 2025 and full year fiscal 2025 included in this release:

	Outlook
	(in millions)
	Q1 2025	Full Year 2025
Net income attributable to InterDigital, Inc.	$19 - $26	$224 - $319
Income tax provision	5	56
Other income, net & interest expense	—	(2)
Depreciation and amortization	18	78
Share-based compensation	11	44
Other items	—	—
Adjusted EBITDA [2]	$53 - $60	$400 - $495

	Outlook
	(in millions, except for per share data)
	Q1 2025	Full Year 2025
Net income attributable to InterDigital, Inc.	$19 - $26	$224 - $319
Share-based compensation	11	44
Acquisition related amortization	9	35
Other operating items	—	—
Other non-operating items	—	—
Related income tax effect of above items	(4)	(17)
Adjustments to income taxes	—	—
Non-GAAP net income [3]	$35 - $42	$286 - $381

Weighted average dilutive shares - GAAP	33.0	33.0
Less: Dilutive impact of the Convertible Notes	3.5	3.5
Weighted average dilutive shares - Non-GAAP [3]	29.5	29.5

Diluted EPS [1]	$0.58 - $0.79	$6.79 - $9.67
Non-GAAP EPS [3]	$1.19 - $1.42	$9.69 - $12.92

CONTACT:	InterDigital, Inc.
investor.relations@interdigital.com
+1 (302) 300-1857